Exhibit 99.1

Phillips 66 Partners Announces Quarterly Cash Distribution

HOUSTON, Oct. 23, 2013 – Phillips 66 Partners LP (NYSE: PSXP) announces its third quarter 2013 cash distribution of $0.1548 per limited partnership unit. This is the first distribution declared by the partnership and corresponds to the minimum quarterly distribution of $0.2125 per unit, or $0.85 per unit annually. The amount is prorated for the partial quarter following the closing of the Phillips 66 Partners’ initial public offering on July 26, 2013. The distribution is payable Nov. 13, 2013, to unitholders of record as of Nov. 4, 2013.

About Phillips 66 Partners
Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. Headquartered in Houston, the partnership’s assets include the Clifton Ridge crude oil pipeline, terminal and storage system in Louisiana; the Sweeny to Pasadena refined petroleum product pipeline, terminal and storage system in Texas; and the Hartford Connector refined petroleum product pipeline, terminal and storage system in Illinois. For more information, visit www.phillips66partners.com.

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CONTACTS
Alissa Hicks (media)
832-765-1014
alissa.k.hicks@p66.com

Andrea Baca (investors)
832-765-3174
andrea.baca@p66partners.com

TAX CONSIDERATIONS

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Phillips 66 Partners LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Phillips 66 Partners LP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees and not Phillips 66 Partners LP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.